Exhibit 10.4

FRAMEWORK AGREEMENT

between

VIA OPTRONICS GMBH

and

TOPPAN PRINTING CO., LTD.

dated

November 30, 2017

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

FRAMEWORK AGREEMENT

This Framework Agreement (this “Agreement”) is entered into on [November 30], 2017 between VIA optronics GmbH, a company organized under the laws of Germany (“VIA”), and Toppan Printing Co., Ltd., a company organized under the laws of Japan (“Toppan”). Each of Toppan and VIA is referred to as a “Party”, and together, as the “Parties”.

RECITALS

A.                                    Toppan operates a business in Japan that develops, manufactures, and markets copper touch panel sensors used in touch panel modules and copper PET film used in touch panel sensors (such products, the “Products”, and such business, the “Business”).

B.                                    VIA is active in the field of optical bonding solutions.

C.                                    The Parties wish to engage in the Business together by having Toppan transfer certain assets and liabilities of the Business to a newly formed company (“Newco”) in which VIA will hold a 65% equity interest and Toppan a 35% equity interest.

D.                                    In connection with the operation of the Business through Newco, the Parties will enter into several undertakings, pursuant to the Transaction Documents, regarding Newco’s establishment and governance, a corporate spin-off, and commercial matters relating to the Business.

E.                                     VIA wishes to purchase from Toppan, and Toppan wishes to transfer to VIA, certain assets and liabilities of the Business.

The Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                            Definitions. The following terms have the meanings specified or referred to below:

Action: Any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

Affiliate: Of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Ancillary Agreements: The agreements listed in Exhibit A.

Antisocial Force: An organized crime group (boryokudan), a member of an organized crime group, an individual for whom five years have not elapsed from the date he or she ceased to be an organized crime group member, a quasi-constituent member thereof, an enterprise related to an organized crime group, a corporate racketeer (sokaiya), an extortionist advocating social movement, a special intelligence violence group, and other similar Persons (collectively, “Organized Crime Group Member”), and a Person who falls under any of the following:

(i)                                     A Person that has any relationship by which its management is considered to be controlled by any Organized Crime Group Member,

(ii)                                  A Person that has any relationship by which any Organized Crime Group Member is considered to be involved substantially in its management,

(iii)                               A Person that has any relationship by which it is considered to make unlawful use of any Organized Crime Group Member for the purpose of securing unjust advantage for itself or any third party or for causing damage to any third Person,

(iv)                              A Person that has any relationship by which it is considered to offer funds or provide benefits to any Organized Crime Group Member, or

(v)                                 A person that has any officers or persons involved substantially in its management having socially condemnable relationships with any Organized Crime Group Member.

Antitrust Law: Statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

Business Day: Any day except Saturday, Sunday or any other day on which commercial banks located in Tokyo, Japan or Frankfurt, Germany are authorized or required by Law to be closed for business.

Closing: The consummation of the Spin-off, the Share Transfer, and the other transactions contemplated in ARTICLE II.

Companies Act: The Companies Act of Japan (Act No. 86 of July 26, 2005).

Data Room: The virtual data room relating to the Business established by Toppan and hosted by Firmex, as it existed on the Business Day immediately preceding the Closing Date, unless the Parties decide to close the data room earlier, in which case it will be as it existed on the Business Day before the data room closes.

Disclosure Schedule: The schedule attached as Schedule 1 to this Agreement.

Encumbrance: Any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

Exchange Rate: For purposes of the Share Purchase Price, the IP Purchase Price, the Closing IP Purchase Price, the IP Purchase Price Balance, the Final Inventory Price, and the Target Inventory Valuation only, 1 USD equals 115 JPY.

Governmental Authority: Any national, prefectural, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

Governmental Order: Any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

Intellectual Property: Any of the following rights in any jurisdiction: (a) patents and patent applications, (b) trademarks, service marks, trade dress, and other proprietary indicia of goods and services, whether registered or unregistered, and the goodwill connected with the use of and symbolized by any of the foregoing, (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights all of the following and similar intangible property and related proprietary rights, and (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable.

Inventory: Work in progress, spare parts, photomasks, and supplies used by the Business to manufacture Products.

Law: Any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

Losses: Actual out-of-pocket losses, damages, liabilities, costs or expenses.

NDA: The Non-Disclosure Agreement dated December 7, 2016 between Toppan and VIA.

Other Antitrust Approvals: Any approval, other than the Identified Antitrust Approvals, of any Governmental Authority in relation to Antitrust Laws that is required to complete the Share Transfer and the other transactions contemplated by the Transaction Documents.

Permits: All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

Person: An individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Representative: With respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Retained IP: The Intellectual Property set forth under the heading “Retained IP” in Section 1.02 of the Disclosure Schedule.

Satte Facility: The facility located at 4237-1 Soushinden, Satte-shi, Saitama, 340-0013 Japan, that is currently being used by the Business.

Shiga Facility: The facility located at 1101-20, Myohoji-cho, Higashiomi, Shiga, 527-8566, Japan, that is currently being used by the Business.

Target Inventory Valuation: JPY200,896,000, which is equal to the valuation of the Inventory on August 31, 2017.

Termination Fee: JPY 55,000,000.

Toppan Account:

Transaction: The transactions contemplated by this Agreement and the Transaction Documents.

Transaction Documents: This Agreement and the Ancillary Agreements.

Transferred Assets: The assets set forth under the heading “Transferred Assets” in Section 1.01 of the Disclosure Schedule.

Transferred IP: The Intellectual Property set forth under the heading “Transferred IP” in Section 1.02 of the Disclosure Schedule.

Transferred Liabilities: The liabilities set forth under the heading “Transferred Liabilities” in Section 1.01 of the Disclosure Schedule.

VIA Account:

Section 1.02                            Other Defined Terms. In addition to the terms defined above, the following terms shall have the respective meanings given thereto in the articles indicated below:

Defined Term	Section
Agreement	Preamble
Antitrust Approvals	Section 6.04(b)
Balance Sheet	Section 6.06
Bank	Section 2.06(a)
Business	Recitals
Business Assistance Agreement	Section 2.07(a)
Closing Date	Section 3.01
Closing Date Inventory Statement	Section 2.09(a)
Closing IP Purchase Price	Section 2.02(a)
Direct Claim	Section 9.05(c)
Excluded Assets	Disclosure Schedule, Section 1.01
Excluded Liabilities	Disclosure Schedule, Section 1.01
Final Inventory Valuation	Section 2.09(c)
Governmental Approvals	Section 6.04(a)
Indemnified Party	Section 9.04
Indemnifying Party	Section 9.04
IP Purchase Price	Section 2.02(a)
IP Purchase Price Balance	Section 2.02(a)
Lease Agreement	Section 2.05
L/Cs	Section 2.06(a)
Loan	Section 2.01(e)
Loan Agreement	Section 2.01(e)
Manufacturing Agreement	Section 2.04
Newco	Recitals
Objection Notice	Section 2.09(c)
Party	Preamble
Perfection Actions	Section 2.02(a)
Products	Recitals
R&D Agreement	Section 2.07(c)
Re-employed Employees	Section 2.03(a)(i)
Seconded Employees	Section 2.03(b)(i)
Secondment Agreement	Section 2.03(b)(iii)
SHA	Section 2.01(d)
Share Purchase Price	Section 2.01(c)
Shares	Section 2.01(c)
Share Transfer	Section 2.01(c)
SPA	Section 2.01(c)
Spin-off	Section 2.01(a)

Spin-off Plan	Section 2.01(a)
System License Agreement	Section 2.07(b)
Third-Party Claim	Section 9.05(a)
Toppan	Preamble
Toppan Distribution Agreement	Section 2.07(d)
VIA	Preamble
VIA Distribution Agreement	Section 2.07(d)

ARTICLE II
OVERVIEW OF THE TRANSACTION

Section 2.01                            L/Cs, Competition Clearance, Spin-off; Share Transfer; Newco Governance.

(a)                                 L/Cs and Antitrust Approvals. Promptly after execution of this Agreement, VIA shall deliver to Toppan the L/Cs and the Parties shall perform their obligations under Section 6.04.

(b)                                 Spin-off.

(i)                                     Promptly after execution of this Agreement, Toppan shall begin (A) formulating a plan (the “Spin-off Plan”) to transfer the Transferred Assets and Transferred Liabilities to Newco by means of an incorporation-type company split (shinsetsu bunkatsu) in accordance with the Companies Act (the “Spin-off”) and (B) preparing the documentation and take other steps necessary to implement the Spin-off. Toppan shall not implement the Spin-off Plan without VIA’s advance written consent, which consent VIA shall not unreasonably withhold, delay, or condition. Promptly following adoption of the Spin-off Plan, Toppan shall deliver a certified copy of the Spinoff Plan to VIA.

(ii)                                  The Spin-off Plan will provide for the incorporation of Newco as a joint stock company (kabushiki kaisha) under Japanese law.

(iii)                               As promptly as possible after VIA has obtained the Antitrust Approvals, Toppan shall implement the Spin-off Plan and complete the Spin-off through the filing with the relevant legal affairs bureau of an application for Newco’s commercial registry. Toppan shall show VIA a draft of the application at least seven Business Days before filing.

(c)                                  Share Transfer. At the Closing and immediately after the transfer of the Transferred Assets and Transferred Liabilities to Newco pursuant to the Spin-off, Toppan shall sell to VIA 65% of the Shares in exchange for payment by VIA to the Toppan Account of JPY211,231,000 (the “Share Purchase Price”) pursuant to a share purchase agreement that incorporates the terms set forth in Exhibit B (such agreement, the “SPA,” and such transfer of shares, the “Share Transfer”), such that following the Share Transfer, VIA will hold 65% of Newco’s share capital and Toppan will hold 35% of Newco’s share capital. The Parties shall exercise best efforts to finalize the SPA promptly after execution of this Agreement and to execute the SPA promptly after it has been finalized, it being understood that the Share Transfer will occur, and other operative provisions of the SPA, will come into effect only when and if Closing occurs, and if this Agreement is terminated, the SPA will terminate automatically.

(d)                                 Shareholders’ Agreement. At Closing and immediately after the Share Transfer, the Parties shall enter into a shareholders’ agreement with respect to Newco that incorporates the terms set forth in Exhibit C (the “SHA”). The Parties shall exercise best efforts to finalize the SHA promptly after execution of this Agreement and to execute the SHA as promptly as practicable, it being understood that the operative provisions of the SHA will come into effect only when and if Closing occurs, and if this Agreement is terminated, the SHA will terminate automatically.

(e)                                  Loan to Newco. At the Closing and immediately after the Share Transfer, VIA shall extend a loan to Newco in the amount of JPY369,638,750, which represents 65% of the IP Purchase Price (the “Loan”), pursuant to a loan agreement between VIA and Newco (the “Loan Agreement”) that the Parties shall negotiate in good faith. The Loan will be at arm’s-length terms. The Parties shall cause Newco to use the entirety of the Loan proceeds to purchase the Transferred IP.

Section 2.02                            Intellectual Property.

(a)                                 Transfer of Transferred IP. At the Closing and immediately after extension of the Loan, Toppan shall transfer to Newco the Transferred IP in exchange for JPY568,675,000 (the “IP Purchase Price”), pursuant to an intellectual property purchase agreement between Toppan and Newco that incorporates the terms set forth in Exhibit D (the “IP Transfer Agreement”). Newco shall pay the IP Purchase Price to Toppan as follows: (i) JPY369,638,750 at Closing (the “Closing IP Purchase Price”) and (ii) the difference between the IP Purchase Price and the Closing IP Purchase Price (the “IP Purchase Price Balance”) in installments pursuant to terms to be agreed by the Parties in the IP Transfer Agreement. Newco’s obligation to pay the IP Purchase Price Balance will be secured by a security interest in all of Newco’s assets in favor of Toppan. The Parties shall, and shall cause Newco to, enter into an agreement and to take all actions necessary to create and perfect such security interest (the “Perfection Actions”), in forms to be agreed by the Parties. The Parties further agree that any costs associated with the Perfection Actions (including, but not limited to, applicable stamp duties, registration fees, filing fees as well as judicial scrivener fees or patent attorney fees, if applicable) shall be borne by Newco. For the avoidance of doubt, Toppan is entitled place and establish security interests to cover the amount of the unpaid IP Purchase Price Balance over the assets of Newco, and if Toppan enforces such security interests, Toppan is entitled to recover only the amount of such unpaid IP Purchase Price Balance at the time of such enforcement from such asset(s) enforced, the value of which will be determined in a commercially reasonable manner.

(b)                                 License of Retained IP. At the Closing and simultaneously with the transfer of the Transferred IP, Toppan shall license to Newco the Retained IP pursuant to an intellectual property license agreement between Toppan and Newco that incorporates the terms set forth in Exhibit E (the “IP License Agreement”). The consideration for the license of the Retained IP is included in the Share Purchase Price and no separate consideration for the Retained IP license will be required.

Section 2.03                            Business Employees.

(a)                                 Re-employed Employees.

(i)                                     The Parties shall exercise reasonable efforts to cause certain employees of Toppan and its Affiliates agreed in advance by the Parties (the “Re-employed Employees”) to be employed by Newco at Closing immediately following the completion of the Spin-off, subject to their consent. It is anticipated that the Re-employed Employees will serve as management of Newco.

(ii)                                  As part of their reasonable efforts, the Parties shall cause Newco to offer to each Re-employed Employee, for a period of at least three years after Closing, employment terms (including compensation and retirement allowance) and work conditions that are, in the aggregate, at least equivalent to his or her employment terms and work conditions immediately before Closing.

(iii)                               Toppan shall pay to each Re-employed Employee at Closing the retirement allowance (taishokukin) or otherwise applicable allowances/considerations that he or she is entitled to receive upon retirement at Closing under Toppan’s work rules.

(iv)                              Neither Party will be required to offer a Re-employed Employee additional consideration to entice him or her to transfer to Newco in order for a Party to satisfy its reasonable efforts under this Section 2.03(a).

(b)                                 Seconded Employees.

(i)                                     The Parties shall negotiate in good faith to agree on a list of employees of Toppan and its Affiliates who are engaged in the manufacture, quality control, production management, production engineering, and line engineering of Products and who have the appropriate qualifications to be seconded to Newco (the “Seconded Employees”). In drawing up the list of Seconded Employees, the Parties shall take into account the distance between the employees’ residence and Newco’s facilities and Toppan’s need for such employees to work for Toppan.

(ii)                                  The duration of the Seconded Employees’ term of secondment will be three years from the Closing Date.

(iii)                               The Parties shall negotiate in good faith a secondment agreement to be entered into at Closing between Newco and Toppan that will define the Parties’ obligations with respect to the Seconded Employees (the “Secondment Agreement”).

Section 2.04                            Manufacturing Agreement. Toppan shall manufacture copper PET films at the Satte Facility for Newco for a post-Closing period to be agreed by the parties pursuant to a manufacturing agreement between Toppan and Newco (the “Manufacturing Agreement”).

Section 2.05                            Lease Agreement. Toppan shall lease space to Newco at the Shiga Facility for a post-Closing period to be agreed by the parties pursuant to a lease agreement between Toppan and Newco (the “Lease Agreement”) and with lease payments that are consistent with prevailing rates in the area. The Parties shall cause Newco to use the leased premises as its headquarters.

Section 2.06                            Bank Guarantee.

(a)                                 Promptly after execution of this Agreement, the Parties shall negotiate the terms of one or more standby letters of credit (the “L/Cs”) with a bank that is mutually agreeable to the Parties (the “Bank”) naming Toppan as the beneficiary.

(i)                                     One L/C will be in the amount of the Share Purchase Price and contain an undertaking by the Bank to pay the Share Purchase Price to Toppan if the Closing occurs.

(ii)                                  The other L/Cs will relate to the Termination Fee to Toppan if the Closing does not occur and if VIA is obligated to pay the Termination Fee pursuant to Section 8.02(a). The terms of these L/Cs will be negotiated by the Parties in good faith and these L/Cs may be delivered to Toppan separately from the first L/C.

(b)                                 VIA shall pay all fees and costs associated with the L/Cs.

Section 2.07                            Other Agreements.

(a)                                 Toppan shall provide various services agreed by the Parties to support the Business, such as administrative and back-office support, procurement support, and design and mask support. The Parties shall negotiate in good faith the scope, duration, fees and other terms of any such services in a services agreement between Toppan and Newco (the “Business Assistance Agreement”). Among other terms, the Business Assistance Agreement will specify that all supplies that Toppan procures from third parties and sells to Newco will be sold without any margin on the price that Toppan pays third parties for those supplies.

(b)                                 During the period agreed by the Parties, Toppan shall grant to Newco the right to use a production management software system developed by Toppan that is necessary to operate the Business. The fee payable by Newco to Toppan will be equal to 1% per annum of Newco’s annual global sales of Products for as long as Toppan is the sole party providing the system to Newco. If VIA provides all or a portion of the system to Newco, the Parties shall negotiate in good faith an equitable adjustment to the fee that reflects each Party’s contribution to Newco. The Parties shall negotiate in good faith the scope, duration and other terms of any such grant of right in a system license agreement between Toppan and Newco (the “System License Agreement”).

(c)                                  Toppan and Newco shall negotiate in good faith the terms of a joint development agreement or a research and development service agreement to be entered into between Toppan and Newco pursuant to which Toppan will provide research and development-related activities that are necessary for the Business (the “R&D Agreement”). The parties will discuss the treatment of know-how developed after Closing that (i) is owned exclusively by Toppan and (ii) is necessary for the manufacture of Products.

(d)                                 It is contemplated that Newco will appoint Toppan and VIA as distributors to distribute Products manufactured by Newco. The Parties shall negotiate in good faith with Newco the scope, duration, and other terms of distribution agreements between Toppan and Newco (the “Toppan Distribution Agreement”) and between VIA and Newco (the “VIA Distribution Agreement”).

(e)                                  If either of the Parties believes it would be advisable for the Parties to enter into another agreement in furtherance of the Transaction, they shall discuss the terms of such an agreement in good faith.

Section 2.08                            Pre-Closing and Post-Closing Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of the definitions of Excluded Liabilities and Transferred Liabilities, the Parties agree that (i) Toppan shall be responsible for and Newco will not be responsible for any obligations and liabilities arising solely out of the Business operated by Toppan before the Closing, even if such obligations and liabilities arise after the Closing, and (ii) Newco shall be responsible for and Toppan will not be responsible for any obligations and liabilities arising out of the Business operated by, or any other activities of, Newco on or after the Closing.

Section 2.09                            Share Purchase Price Adjustment.

(a)                                 Between the date hereof and Closing, Toppan shall exercise reasonable commercial efforts to reduce the Inventory such that the Final Inventory Valuation is 1PY151,570,000. As part of these reasonable commercial efforts, Toppan shall disclose to VIA a non-binding plan to reduce its Inventory between the date hereof and Closing and Toppan shall report to VIA, by the 15th of each month between the date hereof and the Closing, Toppan’s non-binding valuation of the Inventory as of the end of the previous month.

(b)                                 Promptly after the Closing, Toppan shall review the Inventory and calculate the value of the Inventory as of the Closing Date. Toppan shall calculate the Inventory’s valuation using the same methodology it used to calculate the Target Inventory Valuation. Within 30 days after the Closing Date, Toppan shall deliver to VIA a list of the Closing Date Inventory and its valuation as of the Closing Date (the “Closing Date Inventory Statement”).

(c)                                  If VIA disagrees with the Closing Date Inventory Statement, VIA must deliver written notice of its objection and the bases therefor (the “Objection Notice”) within 15 business days after VIA’s receipt of the Closing Date Inventory Statement. If

VIA does not deliver an Objection Notice within this 15-day period, the value of the Inventory on the Closing Date will be deemed final. If VIA delivers an Objection Notice within this 15-day period, the Parties shall discuss the area(s) of disagreement in the Closing Date Inventory Statement in good faith until they have agreed on the value of the Inventory on the Closing Date.

(d)                                 Within five Business Days after the value of the Inventory on the Closing Date has become final or agreed pursuant to Section 2.09(c) (the “Final Inventory Valuation”), the Parties shall make the following adjustments to the Share Purchase Price:

(i)                                     if the Final Inventory Valuation exceeds the Target Inventory Valuation, VIA shall pay the excess amount to the Toppan Account and the Share Purchase Price will be adjusted upward in the amount of the excess, and

(ii)                                  if the Target Inventory Valuation exceeds the Final Inventory Valuation, Toppan shall pay the excess amount to the VIA Account and the Share Purchase Price will be adjusted downward in the amount of the excess.

Section 2.10                            Further Assurances. Following the Closing, each Party shall execute and deliver any additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE III
CLOSING; CLOSING DELIVERABLES

Section 3.01                            Closing. The Closing will take place at the Tokyo office of Jones Day 14 days after the completion of the Spin-off, unless any of the other conditions to closing set forth in ARTICLE VII have not been waived by the appropriate Party or satisfied before completion of the Spin-off (other than the conditions to be satisfied on the Closing Date, but subject to the waiver of those conditions by the appropriate Party or their satisfaction), in which case the Closing will take place within 14 days after waiver by the appropriate Party or satisfaction of all the conditions to closing set forth in ARTICLE VII (other than the conditions to be satisfied on the Closing Date, but subject to the waiver of those conditions by the appropriate Party or their satisfaction), or at such other times and places as the Parties may agree. The date on which the Closing occurs is called the “Closing Date.” Unless the Parties agree otherwise, the Closing will be deemed to occur and be effective at the close of business on the Closing Date.

Section 3.02                            Closing Deliverables and Actions.

(a)                                 VIA Closing Deliverables and Actions. VIA shall deliver the following documents and take the following actions at Closing:

(i)                                     pay the Share Purchase Price to the Toppan Account,

(ii)                                  make available the Loan amount to Newco,

(iii)                               cause Newco to pay the Closing IP Purchase Price to the Toppan Account in immediately available funds,

(iv)                              deliver its executed signature page to the SPA (if it has not already done so),

(v)                                 deliver its executed signature page to the SHA (if it has not already done so),

(vi)                              deliver a fully executed copy of the Loan Agreement,

(vii)                           take all actions necessary, and deliver all signature pages and other documents necessary, to complete the Perfection Actions, and

(viii)                        deliver its signature page, as applicable, of any other Ancillary Agreement the Parties decide to execute or have executed at Closing.

(b)                                 Toppan Closing Deliverables and Actions. Toppan shall deliver the following documents and take the following actions at Closing:

(i)                                     deliver to VIA a copy of the receipt of the application with the relevant legal affairs bureau for Newco’s commercial registry,

(ii)                                  deliver to VIA a certified copy of Newco shareholders’ register duly and validly recording the Share Transfer from Toppan to VIA,

(iii)                               deliver its executed signature page to the SPA (if it has not already done so),

(iv)                              deliver its executed signature page to the SHA (if it has not already done so),

(v)                                 deliver a fully executed copy of the IP Transfer Agreement,

(vi)                              deliver a fully executed copy of the IP License Agreement,

(vii)                           deliver a fully executed copy of the Secondment Agreement,

(viii)                        deliver a fully executed copy of the Manufacturing Agreement,

(ix)                              deliver a fully executed copy of the Lease Agreement,

(x)                                 deliver a fully executed copy of the Business Assistance Agreement,

(xi)                              deliver a fully executed copy of the System License Agreement,

(xii)                           deliver a fully executed copy of the Toppan Distribution Agreement,

(xiii)                        deliver a fully executed copy of the VIA Distribution Agreement,

(xiv)                       deliver a fully executed copy of the R&D Agreement; and

(xv)                          deliver its signature page and Newco’s signature page, as applicable, of any other Ancillary Agreement the Parties decide to execute or have executed at Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TOPPAN

Toppan represents and warrants to VIA that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date (or other date specified in the representations and warranties).

Section 4.01                            Organization and Authority. Toppan is a company duly organized and validly existing under the Laws of Japan. Toppan has full corporate power and authority to enter into this Agreement and the Ancillary Agreement to which VIA is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Toppan of this Agreement and any Ancillary Agreement to which Toppan is a party, the performance by Toppan of its obligations hereunder and thereunder and the consummation by VIA of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Toppan. This Agreement has been duly executed and delivered by Toppan, and (assuming due authorization, execution and delivery by VIA) this Agreement constitutes a legal, valid and binding obligation of Toppan enforceable against Toppan in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. When each Ancillary Agreement to which Toppan is or will be a party has been duly executed and delivered by Toppan (assuming due authorization, execution and delivery by each other party thereto), that Ancillary Agreement will constitute a legal and binding obligation of Toppan enforceable against it in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 4.02                            No Conflicts; Consents. The execution, delivery and performance by Toppan of this Agreement and the Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of association or other organizational documents of Toppan or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Toppan. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Toppan in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 4.03                            Legal Proceedings. There are no Actions pending or, to Toppan’s knowledge, threatened against Toppan or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the Ancillary Agreements. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.04                            Antisocial Forces. Toppan is not an Antisocial Force and does not have any relationships or interactions with any Antisocial Force.

Section 4.05                            Title to Shares; Capitalization. Immediately after completion of the Spin-off and on the Closing Date:

(a)                                 Toppan will hold 100% of the share capital of Newco (the “Shares”);

(b)                                 Toppan will have legal title to the Shares, free and clear of all Encumbrances of any kind, and upon completion of the Share Transfer, VIA will receive legal title to Shares representing 65% of Newco’s share capital, free and clear of all Encumbrances of any kind, and Toppan will have legal title to Shares representing 35% of Newco’s share capital, free and clear of all Encumbrances of any kind;

(c)                                  the Shares will represent 100% of Newco’s authorized and issued and outstanding capital stock;

(d)                                 there will be no outstanding options, warrants, call rights or commitments, or any other agreements of any character binding on Newco with respect to Newco’s capital stock or obligating Newco to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of, or other equity interests in, Newco or securities convertible into or exchangeable for such shares, or equity interests, or obligating Newco to grant, extend or enter into any such option, warrant, call, right, commitment or other agreement; and

(e)                                  there will be no voting trusts, proxies, shareholders’ agreements or other agreements or understandings relating to Newco’s capital stock to which Newco is a party or is bound with respect to voting any shares of Newco’s capital stock.

Section 4.06                            Title to Transferred Assets. Toppan owns and has good title to the Transferred Assets, free and clear of Encumbrances on the date hereof and immediately before the completion of the Spin-off.

Section 4.07                            Condition of Transferred Assets. Except as set forth in Section 4.07 of the Disclosure Schedule, the Transferred Assets are in good condition and are adequate for the uses to which they are being put, and none is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.08                            Spin-off. Upon the completion of the Spin-off:

(a)                                 the Spin-off will have been completed in accordance with the Spin-off Plan,

(b)                                 the Spin-off will have been completed in accordance with applicable Law without any objections from creditors,

(c)                                  Newco will be duly organized under the laws of Japan,

(d)                                 the Transferred Assets will have been validly transferred to Newco,

(e)                                  no Excluded Assets or Excluded Liabilities will have been transferred to Newco,

(f)                                   Newco will have all the permits necessary for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately before the Closing, and on the Closing Date:

(g)                                  Newco will own and have good title to the Transferred Assets, free and clear of Encumbrances, and

(h)                                 Newco will have all the permits necessary for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately before the Closing.

Section 4.09                            Sufficiency of non-Intellectual Property Assets. The Transferred Assets and the Re-employed Employees, together with the rights and services to be provided by Toppan to Newco pursuant to the Ancillary Agreements other than the IP License Agreement, are all the non-Intellectual Property assets and rights and services that are necessary and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted immediately before the Closing and constitute all the non-Intellectual Property rights, services, property and assets necessary to conduct the Business as currently conducted.

Section 4.10                            Intellectual Property.

(a)                                 The Transferred IP constitutes all patent rights and patent applications which, immediately before the Closing Date, (i) are owned exclusively by Toppan and (ii) are necessary for and used by Toppan exclusively for the manufacture, sale, and use of the Products. The heading entitled “Transferred IP” in Section 1.02 of the Disclosure Schedule lists all pending patent applications included in the Transferred IP and their status.

(b)                                 The Retained IP constitutes all patent rights and patent applications which, immediately before the Closing Date, (i) are owned exclusively by Toppan and (ii) are necessary for but not used by Toppan exclusively for the manufacture, sale, and use of the Products. The heading entitled “Retained IP” in Section 1.02 of the Disclosure Schedule lists all pending patent applications included in the Retained IP and their status.

(c)                                  Toppan owns all right, title and interest in and to the Transferred IP, free and clear of Encumbrances. None of the Transferred IP is subject to a license in favor of a third Person or to royalty payments to any third Person.

(d)                                 Toppan has valid legal title to or contractual rights in all Retained IP as of the Closing.

(e)                                  As of the date hereof, (i) Toppan is not subject to any lawsuit alleging that (A) the Products, as sold by Toppan immediately before the date hereof, or the manufacture, sale, or use of such Products, or (B) carrying out the Business as conducted by Toppan immediately before the date hereof, in the case of each of (A) and (B), by using Transferred IP or Retained IP, infringes the intellectual property rights of any third Person, and (ii) Toppan has not received or is not aware of any advance written notice of filing of such lawsuit from any third Person. If between the date hereof and the Closing Date Toppan receives written notice of a lawsuit or an allegation that the use of Transferred IP or Retained IP infringes the intellectual property rights of any third Person, Toppan shall promptly inform VIA thereof and the Parties shall discuss in good faith how to address the lawsuit or allegation.

Section 4.11                            Balance Sheet. The Balance Sheet presents fairly, in all material respects, the financial condition of the Business as of the date of the Balance Sheet.

Section 4.12                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Toppan.

Section 4.13                            Exclusive Representations and Warranties. The representations and warranties made by Toppan in this ARTICLE IV are the exclusive representations and warranties made by Toppan with respect to itself, the Transferred Assets, the Transferred IP, the Transferred Liabilities, the Business, or the Spin-off, other than representations and warranties relating to the Retained IP that Toppan will make in the IP License Agreement. Toppan hereby disclaims any other express or implied representations or warranties with respect to itself, the Transferred Assets, the Transferred IP, the Business, and the Spin-off, and VIA hereby waives such other express or implied representations or warranties. Notwithstanding the foregoing, Toppan represents and warrants that it has not intentionally disclosed (including through documents disclosed in the Data Room) to VIA or its Representatives any material information about the Transferred Assets, the Transferred IP, the Transferred Liabilities, the Business, or the Spin-off that Toppan knew to be materially false at the time of disclosure, nor has Toppan intentionally withheld information that would reasonably be expected to affect a reasonable buyer’s willingness to undertake the Transaction. VIA acknowledges that no documents (other than this Agreement and the IP License Agreement), statement or information made available to it or its Representatives by Toppan or its Representatives contains, directly or indirectly, and none will be deemed, directly or indirectly, to contain, representations or warranties of Toppan with respect to itself, the Transferred Assets, the Transferred IP, the Transferred Liabilities, the Business, or the Spin-off.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF VIA

VIA represents and warrants to Toppan that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date (or other date specified in the representations and warranties).

Section 5.01                            Organization and Authority. VIA is a company duly organized and validly existing under the Laws of Germany. VIA has full corporate power and authority to enter into this Agreement and the Ancillary Agreement to which VIA is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by VIA of this Agreement and any Ancillary Agreement to which VIA is a party, the performance by VIA of its obligations hereunder and thereunder and the consummation by VIA of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of VIA. This Agreement has been duly executed and delivered by VIA, and (assuming due authorization, execution and delivery by Toppan) this Agreement constitutes a legal, valid and binding obligation of VIA enforceable against VIA in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. When each Ancillary Agreement to which VIA is or will be a party has been duly executed and delivered by VIA (assuming due authorization, execution and delivery by each other party thereto), that Ancillary Agreement will constitute a legal and binding obligation of VIA enforceable against it in accordance with its terms, except to the extent enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 5.02                            No Conflicts; Consents. The execution, delivery and performance by VIA of this Agreement and the Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of association or other organizational documents of VIA or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to VIA. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to VIA in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 5.03                            Legal Proceedings. There are no Actions pending or, to VIA’s knowledge, threatened against VIA or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the Ancillary Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.04                            Sufficiency of Funds. VIA has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Share Purchase Price, to extend the Loan, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.05                            Antisocial Forces. VIA is not an Antisocial Force and does not have any relationships or interactions with any Antisocial Force.

Section 5.06                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of VIA.

Section 5.07                            Investigation by VIA. VIA has conducted its own independent investigation, verification, review and analysis of the Spin-off, Transferred Assets, Transferred Liabilities, and the Business and its operations, results of operations, financial condition, technology and prospects. In entering into this Agreement, VIA acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Toppan or any of its Representatives, except the specific representations and warranties of Toppan set forth in ARTICLE IV of this Agreement. VIA acknowledges and agrees that, except as set forth in ARTICLE IV of this Agreement, neither Toppan nor any of its Representatives or any other Person makes, has made, or will make any oral or written representation or warranty (including in the Ancillary Agreements), either express or implied, as to the accuracy or completeness of any information relating to the Business, the Transferred Assets, the Transferred Liabilities, or the Spin-off in materials made available to VIA or its Representatives in the Data Room or otherwise.

ARTICLE VI
COVENANTS

Section 6.01                            Conduct of Business before Closing; Maintenance of Transferred IP. From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or consented to in writing by VIA (which consent VIA shall not unreasonably withhold, condition or delay), Toppan shall (a) conduct the Business in the ordinary course of business consistent with past practice and (b) use reasonable efforts to maintain and preserve the Transferred Assets and the Business’ relationships with its customers and suppliers.

For purposes of this Section 6.01, “reasonable efforts” means that Toppan shall act in good faith and devote a level of effort and resources consistent with what a reasonable party to a purchase agreement exercising prudent business judgment would expend to preserve the assets of a target business until closing and to close a sale of the target business, including the expenditure of nonmaterial out-of-pocket costs and expenses in connection with taking actions that are necessary to perform the undertaking, but not including the expenditure of material amounts to perform the undertaking that the Party is not otherwise required to expend under the Agreement.

Section 6.02                            Access to Information. From the date of this Agreement until the Closing, if VIA requires access to information relating to the Business, the Transferred Assets, or the Transferred Liabilities and the information is reasonably necessary to allow VIA to investigate new issues that have arisen in connection therewith and that are material in the context of the Transaction, Toppan shall disclose such information reasonably requested by VIA.

Section 6.03                            Closing Conditions. From the date of this Agreement until the Closing, each Party shall use Reasonable Efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII.

Section 6.04                            Third-Person Consents; Antitrust Approvals.

(a)                                 Each Party shall act diligently and reasonably and shall, at the request of the other Party, use reasonable efforts to secure any consents, waivers and approvals of any third Person (including any Governmental Authority) required to be obtained to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, except that before the Closing, neither VIA nor its Affiliates nor any of their respective Representatives shall contact any customer or supplier of the Business without Toppan’s prior written consent (which consent Toppan shall not unreasonably withhold, condition or delay).

For purposes of this Section 6.04(a), “reasonable efforts” means that the Party with the undertaking shall act in good faith and devote a level of effort and resources consistent with what a reasonable party to a purchase agreement with the intention of consummating the transaction and exercising prudent business judgement would expend to consummate a transaction, including the expenditure of internal resources and out-of-pocket costs and expenses in connection with taking actions that are necessary to perform the undertaking, but not including (i) the expenditure of material monetary amounts to perform the undertaking that the Party is not otherwise required to expend under the Agreement, (ii) the payment of any amount to any third Person (including any Governmental Authority) as consideration to obtain a consent, waiver, or approval, (iii) the commencement or participation in any litigation, (iv) the offer or grant of any accommodation to any third Person (including any Governmental Authority) as consideration to obtain a consent, waiver, or approval, or (v) the undertaking of any obligation or liability (in each case financial or otherwise) to any third Person (including any Governmental Authority) as consideration to obtain a consent, waiver, or approval.

(b)                                 On the date hereof, VIA has concluded that the Share Transfer and the other transactions contemplated by the Transaction Documents will require it to make a filing with or to obtain the approval of the following Governmental Authorities in relation to Antitrust Laws: China and Germany (the “Identified Antitrust Approvals”). VIA shall use its best efforts to obtain, or cause to be obtained, as promptly as possible, the Identified Antitrust Approvals and the Other Antitrust Approvals (the “Antitrust Approvals”). In particular, VIA shall (i) make appropriate filing to the relevant Governmental Authorities in Germany for the Identified Antitrust Approval in Germany within 15 Business Days after the date hereof (ii) initiate contact with the relevant Governmental Authorities in connection with the filing for the Identified Antitrust Approvals in China within 15 Business Days after the date hereof and shall make an official filing submission with those Governmental Authorities as promptly as possible thereafter but in any event within 30 days after the date hereof, (iii) definitively identify all and Other Antitrust Approvals and notify Toppan of these approvals by December 13, (iv) make official filings for the Other Antitrust Approvals by December 29, 2017, and (iv) supply as promptly as practicable to those Governmental Authorities any additional information and documentary material that they may request. VIA shall pay all filing fees required to paid to any Governmental Authority in connection with any required Antitrust Approval. VIA shall provide updates to Toppan on a regular basis and when requested by Toppan on the status of the efforts to obtain the Antitrust Approvals and shall take into account any comments provided by Toppan in relation to the Antitrust Approvals. Toppan shall cooperate with VIA in promptly seeking to obtain the Antitrust Approvals.

(c)                                  Without limiting the generality of VIA’s undertaking pursuant to this Section 6.04, VIA shall take any and all steps necessary to avoid or eliminate each and every impediment or to satisfy each and every condition under any Antitrust Law that may be asserted by any Governmental Authority so as to obtain the Antitrust Approvals and to allow the Parties to close the Share Transfer and other transactions contemplated under the Transaction Documents as promptly as possible, including proposing, negotiating, committing to and effecting, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as is required by a Governmental Authority to obtain Antitrust Approval.

Section 6.05                            Confidentiality.

(a)                                 VIA acknowledges that the information being provided to it in connection with the transactions contemplated by the Transaction Documents is subject to the terms of the NDA, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the obligations under the NDA will terminate except with respect to provisions regarding disclosure and use of confidential information not related to the Transferred Assets and Retained IP, which will continue indefinitely. If for any reason this Agreement is terminated prior to the Closing Date, the NDA will continue in full force and effect in accordance with its terms.

(b)                                 VIA shall, and shall cause Newco after the Closing to, to the extent either of them has any nonpublic information not relating solely to the Transferred Assets and Retained IP (any such information, “Toppan Information”) (i) treat Toppan Information strictly confidentially, (ii) not use Toppan Information for any purpose, and (iii) to the extent Toppan Information is documented or exists in written, photographical or other physical form, return such information (and any copies made thereof) to Toppan, and to the extent it is stored in electronic form, make a copy available to Toppan and expunge such information from any computer or other data carrier, in each case promptly after the Closing, and VIA shall, upon written request of Toppan, confirm to Toppan in writing compliance with these obligations by VIA and Newco.

Section 6.06                            Balance Sheet. Before the Closing, the Parties shall discuss in good faith and agree on a balance sheet for Newco as of immediately following completion of the Spin-off (the “Balance Sheet”).

Section 6.07                            Transferred IP.

(a)                                 Until Closing, Toppan will exercise commercially reasonable efforts consistent with Toppan’s IP policies to prosecute the patent applications included in the Transferred IP and to maintain the patents included in the Transferred IP.

(b)                                 The Parties shall cause Newco to take all necessary steps to record the transfer of the Transferred IP with the Japan Patent Office and other relevant patent offices and to perfect the transfer of the Transferred IP promptly after the Closing. Toppan shall provide reasonable assistance to Newco in this regard.

(c)                                  Before Closing, Toppan shall inform VIA in writing of the estimated time and costs necessary for the issuance of the patent applications included in the Transferred IP. The Parties shall discuss these estimates and VIA shall, after discussion, acknowledge these estimates.

(d)                                 After Closing, Newco shall be solely responsible for prosecuting any patent applications included in the Transferred IP. Toppan shall provide reasonable assistance to Newco with respect to ongoing patent applications in exchange for reasonable compensation payable by Newco as agreed by the Parties.

Section 6.08                            Further Assurances. Following the Closing, each Party shall execute and deliver any additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01                            Conditions to Obligations of Both Parties. The obligations of each Party to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)                                 No Law is in effect, and no Governmental Authority has enacted, issued, promulgated, enforced or entered any Governmental Order, that has the effect of making the transactions contemplated by the Transaction Documents illegal, otherwise restraining, enjoining, or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)                                 No waiting period (including any extensions thereof) under Antitrust Laws or investigation by a Governmental Authority relating to the transactions contemplated by the Transaction Documents is unexpired or pending.

Section 7.02                            Conditions to Obligations of VIA. The obligation of VIA to consummate the transactions contemplated by the Transaction Documents is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of Toppan in this Agreement are true and correct in all material respects on the date hereof and on the Closing Date with the same effect as though made on such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined on that specified date in all respects).

(b)                                 Toppan has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before the Closing Date.

Section 7.03                            Conditions to Obligations of Toppan. The obligation of Toppan to consummate the transactions contemplated by the Transaction Documents is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of VIA in this Agreement are true and correct in all material respects on the date hereof and on the Closing Date with the same effect as though made on such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined on that specified date in all respects).

(b)                                 VIA has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before the Closing Date.

ARTICLE VIII
TERMINATION

Section 8.01                            Termination. This Agreement may be terminated at any time before the Closing:

(a)                                 by the mutual written consent of the Parties;

(b)                                 by VIA by written notice to Toppan if:

(i)                                     VIA is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Toppan pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Toppan within 20 days after Toppan’s receipt of written notice of such breach from VIA; or

(ii)                                  any condition set forth in Section 7.01 or Section 7.02 has not been, or if it becomes apparent that any such condition will not be, fulfilled by June 30, 2018, unless the failure is due to the failure of VIA to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing; or

(c)                                  by Toppan by written notice to VIA if:

(i)                                     Toppan is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by VIA pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by VIA within 20 days after VIA’s receipt of written notice of such breach from Toppan; or

(ii)                                  any condition set forth in Section 7.01 or Section 7.03 has not been, or if it becomes apparent that any of such condition will not be, fulfilled by June 30, 2018, unless such failure is due to the failure of Toppan to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing.

Section 8.02                            Effect of Termination. If this Agreement is terminated in accordance with this ARTICLE VIII, this Agreement will immediately become void and:

(a)                                 If Toppan terminates this Agreement pursuant to Section 8.01(c)(i), VIA shall pay the Termination Fee in immediately available funds to the Toppan Account within 30 days after Toppan’s notice of termination. VIA acknowledges that (i) the agreement contained in this Section 8.02(a) is an integral part of the transactions contemplated by this Agreement and (ii) in light of the difficulty of accurately determining actual damages upon Toppan’s termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to this Section 8.02(a), Toppan’s right to the Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and thus constitutes liquidated damages (and not a penalty). If VIA fails to pay the Termination Fee when due, VIA shall reimburse Toppan and its Affiliates for all reasonable costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of the Termination Fee, together with interest on such unpaid amounts at five percent per year calculated on a daily basis from the date the Termination Fee was required to be paid to the date of actual payment.

(b)                                 If VIA terminates this Agreement pursuant to Section 8.01(b)(i), Toppan shall pay the Termination Fee in immediately available funds to the VIA Account within 30 days after VIA’s notice of termination. Toppan acknowledges that (i) the agreement contained in this Section 8.02(a) is an integral part of the transactions contemplated by this Agreement and (ii) in light of the difficulty of accurately determining actual damages upon VIA’s termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to this Section 8.02(a), VIA’s right to the Termination Fee constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and thus constitutes liquidated damages (and not a penalty). If Toppan fails to pay the Termination Fee when due, Toppan shall reimburse VIA and its Affiliates for all reasonable costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of the Termination

Fee, together with interest on such unpaid amounts at five percent per year calculated on a daily basis from the date the Termination Fee was required to be paid to the date of actual payment.

(c)                                  Neither Party will have any liability except as set forth in Section 8.02(a) or Section 8.02(b) relating to payment of the Termination Fee, Section 6.05, this ARTICLE VIII, ARTICLE IX, ARTICLE X, or in any corresponding definitions set forth in ARTICLE I.

(d)                                 Nothing herein relieves either Party from liability for fraud or for any breach of any provision of this Agreement before termination.

ARTICLE IX
INDEMNIFICATION

Section 9.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein will survive the Closing and will remain in full force and effect for a period of 12 months from the Closing Date. None of the covenants or other agreements contained in this Agreement will survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement will survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party before the expiration of the applicable survival period will not thereafter be barred by the expiration of that survival period and such claims will survive until finally resolved.

Section 9.02                            Indemnification by Toppan. Subject to the other terms and conditions of this ARTICLE IX, Toppan shall indemnify VIA against, and shall hold VIA harmless from and against, any and all Losses incurred or sustained by, or imposed upon, VIA based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Toppan contained in this Agreement; or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Toppan pursuant to this Agreement.

Section 9.03                            Indemnification by VIA. Subject to the other terms and conditions of this ARTICLE IX, VIA shall indemnify Toppan against, and shall hold Toppan harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Toppan based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of VIA contained in this Agreement; or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by VIA pursuant to this Agreement.

Section 9.04                            Certain Limitations. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party” and the party against whom that claim is asserted under this ARTICLE IX is referred to as the “Indemnifying Party.” The indemnification provided for in Section 9.02 and Section 9.03 is subject to the following limitations:

(a)                                 The Indemnifying Party will not be liable to the Indemnified Party for indemnification under Section 9.02(a) or Section 9.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) or Section 9.03(a) exceeds JPY10,000,000, in which event the Indemnifying Party shall pay or be liable only for Losses in excess of this amount.

(b)                                 The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.02(a) or Section 9.03(a), as the case may be, will not exceed (i) 40% of the Share Purchase Price actually received by Toppan, if Toppan is the Indemnifying Party, or (ii) 20% of the Share Purchase Price, if VIA is the Indemnifying Party, unless VIA’s indemnification obligation arises from its failure to pay the Share Purchase Price, in which event VIA’s liability will not exceed 100% of the Share Purchase Price.

(c)                                  Payments by an Indemnifying Party pursuant to Section 9.02 or Section 9.03 in respect of any Loss will be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

(d)                                 Payments by an Indemnified Party pursuant to or in respect of any Loss will be reduced by an amount equal to any tax benefit realized as a result of such Loss by the Indemnified Party. If an Indemnified Party is required under this Agreement to indemnify an Indemnified Party for a Loss suffered by the Indemnified Party (the “Indemnified Loss”) and if it is reasonably expected that the Indemnifiable Loss could lead the Indemnified Party to realize a tax benefit but the realization of the tax benefit is not certain when the Indemnifying Party must pay the Indemnifiable Loss, the Indemnifying Party may withhold payment of the portion of the Indemnifiable Loss equal to the reasonably expected tax benefit (the “Anticipated Tax Benefit Amount”) until it is possible to confirm whether the tax benefit will be realized. As soon as the amount of the realized tax benefit has been confirmed, the Indemnifying Party shall pay to the Indemnified Party the difference between the withheld Anticipated Tax Benefit Amount and the actually realized tax benefit. For the avoidance of doubt, the Indemnifying Party shall pay the portion of the Indemnifiable Loss other than the Anticipated Tax Benefit Amount.

(e)                                  In no event will any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)                                   Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)                                  Toppan will not be liable under this Agreement for any Losses based upon or arising out of a fact or event that occurred before the Closing and that Toppan disclosed to VIA either (i) in the Disclosure Schedule, or (ii) in the Data Room.

Section 9.05                            Indemnification Procedures.

(a)                                 Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party must describe the Third-Party Claim in reasonable detail, must include copies of all material written evidence thereof, and must specify the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party may participate in, or by giving written notice to the Indemnified Party, may assume the defense of, any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, in which case the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.05(b), it may take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party may, at its own cost and expense, participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of the Third-Party Claim.

(b)                                 Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the advance written consent of the Indemnified Party (which consent the Indemnified Party shall not unreasonably withhold, delay, or condition), except as provided in this Section 9.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with the Third-Party Claim and the Indemnifying Party desires to accept and agree to the offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to the settlement offer within ten days after its receipt of the notice, the Indemnified Party may continue to contest or defend the Third-Party Claim, and in such event, the maximum liability of the Indemnifying Party as to the Third-Party Claim will not exceed the amount of the settlement offer. If the Indemnified Party fails to consent to the settlement offer and also fails to assume defense of the Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in the settlement offer.

(c)                                  Direct Claims. If the Indemnified Party has a claim on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”), Indemnified Party shall assert the Direct Claim by giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party must describe the Direct Claim in reasonable detail, must include copies of all material written evidence thereof, and must specify the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party must respond in writing to such Direct Claim within 30 days after its receipt of the notice. During this 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within the 30-day period, the Indemnifying Party will be deemed to have rejected the claim, in which case the Indemnified Party may pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the Parties as an adjustment to the Share Purchase Price for tax purposes, unless otherwise required by Law or by tax authorities or other Governmental Authorities.

Section 9.07                            Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, will be pursuant to the indemnification provisions set forth in this ARTICLE IX. Nothing in this Section 9.07 limits either Party’s right to seek any remedy on account of intentional misrepresentation or fraud by either Party.

ARTICLE X
MISCELLANEOUS

Section 10.01                     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

Section 10.02                     Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall, at the request of the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 10.03                     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the date sent by facsimile or e-mail of a PDF document, if sent during the recipient’s normal business hours, and on the next Business Day, if sent after the recipient’s normal business hours, on condition that the communication sent by facsimile or e-mail is also sent by certified or registered mail, return receipt requested, postage prepaid; or (c) if sent internationally, on the fifth day, and if sent within Japan, on the second day, after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party of which that Party notifies the other Party in accordance with this Section 10.03):

If to VIA:	VIA optronics GmbH Lettenfeldstr. 15, 90592 Schwarzenbruck Facsimile: E-mail: djuergens@via-optronics.com; jwoerle@via-optronics.com Attention: Daniel Jürgens and Dr. Jasmin Wörle

With a copy to (which will not constitute notice):	Kloepfel Corporate Finance GmbH (Hauptsitz) Rundfunkplatz 2 80335 Munchen Facsimile: E-mail:

Attention: Dr. Heiko Frank

Jones Day Kamiyacho Prime Place 1-17, Toranomon 4-chome Minato-ku, Tokyo 105-0001, JAPAN E-mail: mushijima@jonesday.com Attention: Makiko Ushijima

If to Toppan:

Toppan Printing Co., Ltd.
Toppan Shibaura Bldg., 3-19-26 Shibaura, Minato-ku, Tokyo 108-8539
Facsimile:
E-mail: teruo.ninomiya@toppan.co.jp,
kentaro.kitaoka@toppan.co.jp,
Attention: Teruo Ninomiya and Kentaro Kitaoka

With a copy to (which will not constitute notice):	southgate (registered association) Pacific Square Kudan-Minami, 7th Fl 2-4-11 Kudan-Minami, Chiyoda-ku, Tokyo 102-0074, JAPAN E-mail: emarcks@southgate-law.com Attention: Eric Marcks

Section 10.04                     Headings. The headings in this Agreement are for reference only and do not affect its interpretation.

Section 10.05                     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable that term or provision in any other jurisdiction. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the Parties’ original intent as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 10.06                     Entire Agreement. This Agreement and all related Exhibits and Schedules hereto constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to this subject matter (including the Touch Panel Business Project Term Sheet entered into by the Parties on July 13, 2017. In particular, ARTICLE III and ARTICLE IX constitute the sole and entire agreement of the Parties with respect to representations and warranties and indemnification and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, including those contained in the Ancillary Agreements, with respect to representations and warranties and indemnification.

Section 10.07                     Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall assign its rights or obligations hereunder without the advance written consent of the other Party, which consent must not be unreasonably withheld or delayed by either Party. No assignment will relieve the assigning Party of any of its obligations hereunder.

Section 10.08                     No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or will confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09                     Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by that Party. No waiver by either Party will be, or will be construed as, a waiver in respect of any failure, breach or default not expressly identified by that written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will be, or will be construed as, a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10                     Governing Law; Dispute Resolution.

(a)                                 This Agreement is governed by and to be construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule.

(b)                                 The Parties shall endeavor to resolve any dispute, controversy or difference arising out of, in connection with, or related to this Agreement (a “Dispute”) through good-faith negotiations. If a Dispute is not settled within 20 days after the receipt by a Party of a written request for negotiation under this Section 10.10(b), the Dispute will be referred for consideration by the Parties’ senior officers. The senior officers will have full authority to settle the Dispute.

(c)                                  If the senior officers are unable to resolve the Dispute within 20 days after the receipt by a Party of a written request for consideration of the Dispute by senior officers under Section 10.10(b), the Parties shall submit the Dispute to arbitration in Tokyo in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association for final settlement. The Parties shall appoint three arbitrators in accordance with the rules and shall conduct the arbitration in English. The decision by the arbitration tribunal will be final and binding on the Parties and may be approved of or entered in (or otherwise be granted enforceability through necessary procedures by) any court having jurisdiction. The Parties consent to consolidation by the Japan Commercial Arbitration Association of arbitral proceedings initiated under this Agreement with arbitration proceedings initiated under any one or more of the Ancillary Agreements (notwithstanding the fact that those agreements may be governed by different laws).

Section 10.11                     Specific Performance. The Parties agree that irreparable damage will occur if any provision of this Agreement is not performed in accordance with its terms and that the Parties are entitled to specific performance of its terms, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12                     Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that Party may be entitled.

Section 10.13                     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties execute this Agreement on the date stated in the introductory clause.

VIA OPTRONICS GMBH		VIA OPTRONICS GMBH

By:	/s/ Jürgen Eichner	By:	/s/ Daniel Jürgens
Name:	Jürgen Eichner	Name:	Daniel Jürgens
Title:	Managing Director	Title:	Managing Director

TOPPAN PRINTING CO., LTD.

		By:	/s/ Teruo Ninomiya
		Name:	Teruo Ninomiya
		Title:	Senior General Manager